Exhibit 99.1

Checkpoint Systems, Inc.
BUSINESS SEGMENTS

(dollar amounts in thousands)
(Unaudited)

	Quarter (13 weeks) Ended				YTD (52 Weeks)
Fiscal 2008	March 28, 2008	June 29, 2008	September 28, 2008	December 28, 2008	December 28, 2008
Business segment net revenue:
Shrink Management Solutions	$ 154,561	$ 171,330	$ 179,388	$ 182,073	$ 687,352
Apparel Labeling Solutions	31,697	38,842	31,698	33,113	135,350
Retail Merchandising	23,362	26,028	22,909	22,081	94,380
Total revenues	209,620	236,200	233,995	237,267	917,082
Business segment gross profit:
Shrink Management Solutions	62,283	72,204	74,668	75,273	284,428
Apparel Labeling Solutions	12,086	13,290	11,386	10,246	47,008
Retail Merchandising	12,110	12,447	11,577	10,529	46,663
Total gross profit	86,479	97,941	97,631	96,048	378,099

Operating expenses	80,097	84,703	79,509	150,967	395,276
Interest (expense) income, net	(653)	(535)	(845)	(1,075)	(3,108)
Other (loss) gain, net	(1,164)	558	(1,512)	(6,806)	(8,924)
Earnings (loss) from continuing operations before income taxes and minority interest	$ 4,565	$ 13,261	$ 15,765	$ (62,800)	$ (29,209)

	Quarter (13 weeks) Ended				YTD (52 Weeks)
Fiscal 2007	April 1, 2007	July 1, 2007	September 30, 2007	December 30, 2007	December 30, 2007
Business segment net revenue:
Shrink Management Solutions	$ 119,190	$ 138,561	$ 151,531	$ 201,945	$ 611,227
Apparel Labeling Solutions	28,244	33,130	31,037	34,170	126,581
Retail Merchandising	23,768	24,011	22,021	26,548	96,348
Total revenues	171,202	195,702	204,589	262,663	834,156
Business segment gross profit:
Shrink Management Solutions	50,043	58,694	63,830	83,166	255,733
Apparel Labeling Solutions	8,578	13,533	10,989	11,033	44,133
Retail Merchandising	11,658	10,768	10,829	12,851	46,106
Total gross profit	70,279	82,995	85,648	107,050	345,972

Operating expenses	64,114	64,336	67,250	83,454	279,154
Interest income (expense), net	851	940	1,321	(16)	3,096
Other (loss) gain, net	(524)	131	66	989	662
Earnings from continuing operations before income taxes and minority interest	$ 6,492	$ 19,730	$ 19,785	$ 24,569	$ 70,576